Filed Pursuant To Rule 433

Registration No. 333-275079

January 23, 2025

GBTC Grayscale Bitcoin Trust ETF Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted. www.grayscale.com info@grayscale.com | (866)-775-0313 Pioneering exposure to Bitcoin GBTC Fact Sheet Chart performance as of 12/31/24. The Trust is subject to significant risk, heightened volatility, and possible loss of the entire principal. Therefore, the Trust is not suitable for all investors. An investment in the Trust is not an investment in Bitcoin. As of 12/31/24 Grayscale pioneered exposure to Bitcoin through its launch of Grayscale Bitcoin Trust ETF (“GBTC” or the “Trust”) in 2013 — the first Bitcoin trust of its kind. On 1/11/2024, GBTC uplisted to NYSE Arca under the same ticker. GBTC offers investors the following advantages: Efficient Exposure to Bitcoin GBTC offers investors exposure to Bitcoin in the form of an exchange traded product, listed on the New York Stock Exchange. Each share in Grayscale Bitcoin Trust represents ownership in the Trust, the sole assets of which are Bitcoin. GBTC, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as ‘40 Act registered ETFs and mutual funds. Liquidity & Flexibility Shares of GBTC can be bought and sold continuously during U.S. trading hours. Track the Price of Bitcoin The spot price of Bitcoin is determined by market participants across multiple constituent trading platforms. Each constituent trading platform is weighted proportionally to its trailing 24-hour liquidity with adjustments for price variance and inactivity. The methodology and data for this price calculation can be found on coindesk.com/ indices/xbx. Managed by a Crypto Specialist As GBTC’s sponsor since inception, Grayscale is one of the only asset managers with a decade of experience operating a Bitcoin investment vehicle that is registered with the U.S. Securities Exchange Commission. Investment Objective The investment objective1 of the Grayscale Bitcoin Trust ETF is to reflect the performance of the price of Bitcoin, less the Trust’s expenses. * XBX: CoinDesk Bitcoin Price Index *Returns as of 12/31/2024 *The performance table shows the Trust’s performance for the time periods shown from inception through 7/30/2024. The Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX marketplace and on the Trust’s performance without an ongoing share creation and redemption program. Effective as of 1/11/2024, the Trust established an ongoing share creation and redemption program and the shares of the Trust were listed to NYSE Arca. Hence, the Trust’s returns for periods prior to 1/11/2024 are not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance for periods subsequent to 1/11/2024. Expenses reflected in the performance from inception on September 25, 2013 to January 11, 2024 reflects fees of the Trust when the Trust was structured as a private placement while returns after this date reflect the expenses of the Trust after registration as an exchange traded product as reported in the current prospectus. **Updated as additional returns data becomes available. Returns

Growth of Hypothetical $10,000 (since inception) The cumulative return of the Net Asset Value of GBTC. Chart reflects a hypothetical $10,000 investment net of fund expenses management fees and other expenses. * XBX: CoinDesk Bitcoin Price Index Chart performance as of 12/31/24 Past performance does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be higher or lower than the performance quoted. Returns as of 12/31/2024 *The performance table shows the Trust’s performance for the time periods shown from inception through 7/30/2024. The Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX marketplace and on the Trust’s performance without an ongoing share creation and redemption program. Effective as of 1/11/2024, the Trust established an ongoing share creation and redemption program and the shares of the Trust were listed to NYSE Arca. Hence, the Trust’s returns for periods prior to 1/11/2024 are not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance for periods subsequent to 1/11/2024. Expenses reflected in the performance from inception on September 25, 2013 to January 11, 2024 reflects fees of the Trust when the Trust was structured as a private placement while returns after this date reflect the expenses of the Trust after registration as an exchange traded product as reported in the current prospectus. **Updated as additional returns data becomes available. The Trust is subject to significant risk, heightened volatility, and possible loss of the entire principal. Therefore, the Trust is not suitable for all investors. An investment in the Trust is not an investment in Bitcoin. www.grayscale.com info@grayscale.com | (866)-775-0313

As of 12/31/24 Fund Details Inception Date: 9/25/2013 NYSE Listing Date: 1/11/2024 Benchmark Index: CoinDesk Bitcoin Price Index 2 Assets Under Management: $19,187,108,495 Shares Outstanding: 258,950,100 Net Asset Value (NAV): $74.10 Bitcoin per Share: 0.000793203 Total Bitcoin in Trust: 205,398.86 Fund Expense Ratio: 1.50% Trading Details Ticker: GBTC Bloomberg IOPV Ticker: GBTC.IV Index Ticker: XBX CUSIP: 389637109 ISIN: US3896371099 Primary Exchange: NYSE Service Providers & Structure Sponsor: Grayscale Investments Sponsors, LLC Index Provider: CoinDesk Indices, Inc. Fund Administrator: BNY Mellon Bitcoin Custodian: Coinbase Custody Trust Company, LLC Auditor: KPMG LLP Delaware Statutory Trustee: Delaware Trust Company Marketing Agent: Foreside Fund Services, LLC Important Disclosures The Grayscale Bitcoin Trust ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for the Grayscale Bitcoin Trust ETF. facilitators through cash payments of U.S. dollars. Because the value of the Trust is correlated with the value of Bitcoin, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. Grayscale does not store, hold, or maintain custody or control of the Trust’s digital assets but instead has entered into the Custodian Agreement with a third party to facilitate the security of its digital assets. The Custodian controls and secures the Trust’s digital asset accounts, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on the Trust’s behalf. If the Custodian resigns or is removed by the Sponsor or otherwise, without replacement, it could trigger early termination of the Trust. Trust History and Returns Performance

There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Trust. The value of the Trust relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. The Trust relies on third party service providers to perform certain functions essential to the affairs of the funds and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust. NAV per Share is not calculated in accordance with GAAP. NAV per Share is not intended to be a substitute for the Trust’s Principal Market NAV per Share calculated in accordance with GAAP. Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Trust and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Trust depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party Prior to 1/11/2024, shares of the Trust were offered only in private placement transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and were quoted on the OTCQX® Best Market. GBTC did not have an ongoing share creation and redemption program. Effective as of the open of business on 1/11/2024, the shares of the Trust were listed to NYSE Arca as an exchange-traded product, GBTC established an ongoing share creation and redemption program and the shares are being offered on a registered basis pursuant to a Registration Statement on Form S-3. The Trust’s investment objective both before and after 1/11/2024 has remained constant, namely to reflect the value of Bitcoin held by the Trust, less expenses and other liabilities. However prior to 1/11/2024, the Trust did not meet its investment objective and its shares traded at both premiums and discounts to such value, which at times were substantial, in part due to the lack of an ongoing redemption program. Furthermore, the Trust’s performance prior to 1/11/2024 is based on market-determined prices on the OTCQX, while the Trust’s performance following such date is based on market-determined prices on NYSE Arca. As a result, the Trust’s historical data prior to 1/11/2024 is not directly comparable to, and should not be used to make conclusions in conjunction with, the Trust’s performance following that date. The performance of the Trust before and after 1/11/2024 may differ significantly. 1. Investments in the Trust are speculative investments that involve high degrees of risk including a partial or total loss of invested funds and are not suitable for any investor that cannot afford loss of the entire investment. 2. The CoinDesk Bitcoin Price Index (XBX) provides a USDdenominated reference rate for the spot price of Bitcoin (BTC). The index leverages real-time prices from multiple constituent trading platforms to provide a representative spot price. 3. The Trust will not generate any income and regularly sells/distributes digital assets to pay for its ongoing expenses. Therefore, the amount of digital assets represented by each share will gradually decline over time.

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.